As filed with the Securities and Exchange Commission on August 13, 2010

Registration No. 333-160841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phase Forward Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3386549

(I.R.S. Employer Identification No.)

77 Fourth Avenue

Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip code)

2004 Stock Option and Incentive Plan as amended and restated March 2009

(Full Title of the Plan)

Dorian Daley

President and Chief Executive Officer

Phase Forward Incorporated

77 Fourth Avenue

Waltham, Massachusetts 02451

(Name and Address of Agent for Service)

(888) 703-1122

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Julia K. Cowles, Esq.

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK

On July 28, 2009, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-160841 (the “Registration Statement”), for the sale of 1,500,000 shares of the common stock (the “Common Stock”), par value $.01 per share, of the Registrant under the 2004 Stock Option and Incentive Plan as amended and restated March 2009 of the Registrant.

On August 11, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2010, by and among the Registrant, Oracle Corporation and Pine Acquisition Corporation, a wholly-owned subsidiary of Oracle Corporation, Pine Acquisition Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Oracle Corporation (the “Merger”).  As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 12th day of August 2010.

PHASE FORWARD INCORPORATED

By:	/s/ Dorian Daley
Dorian Daley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President and Chief Executive Officer	August 12, 2010
Dorian Daley	(principal executive officer)

/s/ Jeff Epstein	Chief Financial Officer	August 12, 2010
Jeff Epstein	(principal financial and accounting officer)

/s/ Brady Mickelsen	Director	August 12, 2010
Brady Mickelsen

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